Exhibit 99.1

HEINKELE TO RETIRE FROM CMC; POSTEL NAMED
PRESIDENT OF CMC’S SECONDARY METALS PROCESSING DIVISION

     Dallas — September 23, 2004 — Commercial Metals Company (CMC: NYSE) announced today that Harry Heinkele, President of CMC’s Secondary Metals Processing Division, will retire effective September 30, 2004 after more than 24 years with the Company.

     Heinkele, age 72, has enjoyed a long career in the metals industry. He began his career with CMC in 1980 having been previously employed by NL Industries. Heinkele was named the head of the Secondary Metals Processing Division shortly after joining CMC. He restructured the Division’s management to emphasize strong and efficient regional operations as well as expanded capacity. Heinkele’s career at CMC culminated with the “best ever” year for the division. Heinkele will remain a consultant to CMC following his retirement. Alan Postel joined CMC in 1974 as a manager trainee and has assumed positions of increasing responsibility in the division, having been named Chief Operating Officer in March 2004.

     Chairman, President and Chief Executive Officer Stanley A. Rabin said, “We will miss Harry. Harry has made a major contribution to the growth of CMC’s Secondary Metals Processing Division over more than two decades. His organizational skills and vast knowledge of the metals industry have been invaluable. CMC is fortunate to have someone with Alan Postel’s background to effect a seamless management transition.”

     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.

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Contact:	Debbie Okle Director, Public Relations 214.689.4354

2005-03